Exhibit 99.1

Contact:         Zaf Zafirelis

Biopure Corporation

(617) 234-6500

IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE RECEIVES NOTICE OF NASDAQ DELISTING

CAMBRIDGE, Mass June 30, 2009 - Biopure Corporation (Nasdaq: BPUR) announced that it has received notice from The Nasdaq Stock Market, by letter dated June 24, 2009, that it is out of compliance with the Nasdaq Marketplace Rules and its common stock may be delisted. The notice stated that the company no longer meets the minimum of $2,500,000 in stockholders’ equity for continued listing on the Nasdaq Capital Market.

Nasdaq advised that the company has 15 calendar days to submit a plan to regain compliance. If such plan is accepted, Nasdaq may grant an extension of up to 105 days from the date of notification to regain compliance. If the Company is unable to regain compliance its common stock will be delisted. The company does not intend to submit a plan to regain compliance.

Biopure Corporation

Biopure Corporation develops and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. The company has limited remaining cash. It is exploring the potential sale of some, substantially all, or all of its assets, and is evaluating liquidation.